Exhibit 10.31

SUMMARY OF RAYTHEON COMPANY EXECUTIVE
PERQUISITES POLICY

The Company has an Executive Perquisites Policy, approved by the Management Development and Compensation Committee of the Board of Directors, that provides executive officers and other key employees with certain benefits.

Each executive officer of the Company is entitled to receive the following perquisites and benefits: financial planning services of up to $15,000 per year; life insurance coverage of up to four times base salary; excess liability insurance of up to $5 million; participation in the Executive Health Program (benefits of up to $2,000 per year); participation in the Executive Registry (access to medical services while on business travel); car allowance of up to $18,000 per year; and first class commercial air travel for business purposes. The Chief Executive Officer is entitled to excess liability insurance coverage of up to $15 million and a car allowance of up to $25,000 per year. More information regarding these perquisites may be found in the Company’s 2013 Proxy Statement filed with the Securities and Exchange Commission on April 26, 2013.